Exhibit 99.2

ProUroCare Medical Completes Clinical Trial at Second Study Site Using Digital
Prostate Imaging Technology

MINNEAPOLIS (PR Newswire – August 11, 2009) – ProUroCare Medical, Inc. (OTCBB: PUMD and PUMDU) today announced that the second of the required three centers in its FDA clinical study of the ProUroScan Imaging System has completed its portion of the study.

ProUroCare began the current study with the objective of enrolling at least 10 patients in three sites and having more than 40 patients enrolled overall.  Since beginning, five clinical sites have been established, and as of last week, 44 patients have already been enrolled.  The last of the three clinical studies to have 10 patients or more enrolled has only four patients remaining to meet their study objectives.  ProUroCare expects to have 50 or more patients evaluated for their FDA submission, which is planned for fourth quarter 2009.  Although the company is not in a position to discuss specifics of the results achieved to date, Rick Carlson, CEO of ProUroCare stated that, “the initial results are consistent with earlier reported results and those that were expected for this study.  We are one step closer to the possibility of providing patients with an image of their prostate that can be stored and subsequently reviewed.”

For a complete listing of individual investigators and centers participating in the clinical trial, visit http://www.clinicaltrials.gov/ct2/show/NCT00822952?term=Prostate+Mechanical+Imaging&rank=1

In addition to the current clinical trial, a large study involving 168 patients was conducted by Artann Labs beginning in November of 2004.  The results of this early work were presented in an article published in Urology, a peer reviewed journal, in March of 2008.  The article states that in 84 percent of the cases, the imaging system was able to reconstruct and store a cross section image of the prostate.

The ProUroScan Imaging System is designed for use as an aid to the physician in visualizing and documenting tissue abnormalities in the prostate that have been previously detected by a digital rectal exam (“DRE”).  As an adjunct to DRE, the ProUroScan System will be used following an abnormal DRE to generate a real time image and map of the prostate and to store this information electronically.

ABOUT PROUROCARE MEDICAL, INC: ProUroCare Medical, Inc. is a publicly traded company engaged in the business of creating innovative medical imaging products. The company’s current focus is the ProUroScan prostate imaging system, which is now in clinical trials for the mapping of prostate abnormalities detected by DRE.  Based in Minneapolis, Minn., ProUroCare is traded on the OTCBB market.

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Safe Harbor Statement

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of ProUroCare’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause ProUroCare’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of ProUroCare to find adequate financing to complete the development of its products; the high level of secured and unsecured debt incurred by ProUroCare; the dependence by ProUroCare on third parties for the development and manufacture of its products; and other risks and uncertainties detailed from time to time in ProUroCare’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K and Form 10-Q. ProUroCare undertakes no duty to update any of these forward-looking statements.